CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-0001 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

MARCH __, 2021

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-0001 Series (the “VV-0001 Series”) and the creation of the VVV-0001 Interests (the “VVV-0001 Interests” or the “Interests”), was adopted by the VinVestor, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in March 25, 2021 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-0001 Series and the creation of the VV-0001 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-0001 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-0001 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-0001 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-0001 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-0001 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-0001 Interests

AUTHORIZED SHARES:	1,000 Interests

SERIES ASSETS:

•6 x 750ml bottles of 2017 Harlan Estate The Maiden (Original Wooden Case)

•6 x 750ml bottles of 2017 Opus One (Original Wooden Case)

•3 x 750ml bottles of 2010 Screaming Eagle (Original Wooden Case)

•3 x 750ml bottles of 2015 Screaming Eagle (Original Wooden Case)

•6 x 750ml bottles of 2016 Screaming Eagle (Original Wooden Case)

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-0001 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	/s/ Nick King
NAME:Nick King
TITLE: Managing Member